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                                                                    EXHIBIT 99.1

                                                     Filing under Rule 425 under
                                                      the Securities Act of 1933
                                              and deemed filed under Rule 14a-12
                                          of the Securities Exchange Act of 1934
                                                Filing by: BROKAT Infosystems AG
                                           Subject Company: Blaze Software, Inc.
                                                SEC File No. of Blaze: 000-29817

                                                                [LOGO OF BROKAT]

FOR IMMEDIATE RELEASE
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                Brokat Infosystems AG to Acquire Blaze Software
                  and GemStone Systems for US $831.7 Million

        The Combination of Brokat and Two U.S. Software Leaders Creates
                    a Global E-Services Technology Platform


San Jose, CA, Beaverton, OR and Stuttgart, Germany - June 20, 2000. In two transactions valued at approximately US $831.7 million, Brokat Infosystems AG (Frankfurt Neuer Markt: BRJ), a leading provider of software platforms for e-business solutions, today announced the signing of definitive agreements to acquire two U.S. software companies, Blaze Software, Inc. (Nasdaq: BLZE) and privately held GemStone Systems, Inc. The addition of these two companies to Brokat would strengthen the product portfolios of all three companies and enhance the technology of Brokat's core product, the e-Services platform Brokat Twister, which enables companies and institutions to become electronic services providers.

San Jose, CA-based Blaze is a leading provider of rule-based Internet infrastructure software for enterprise-scale applications that deliver personalized, adaptable business processes across multiple electronic touchpoints. Beaverton, OR-based GemStone is a proven technology leader of Java(TM)-based application server software for high performance scalable applications to automate enterprise level business-to-business transactions. Blaze and GemStone products will initially continue to be produced under their existing brand names. Upon completion of the two transactions, Brokat will have approximately 1,100 employees worldwide.

In connection with the acquisition of Blaze, Brokat intends to apply for the quotation of American Depositary Shares (ADSs) representing its underlying ordinary shares on the Nasdaq National Market. Under the terms of the agreement Blaze stockholders will receive the ADS equivalent of 0.1826 of a Brokat ordinary share in exchange for each share of Blaze common stock. To acquire Blaze, Brokat will issue approximately 4.9 million ordinary shares in the form of ADSs in exchange for all outstanding shares of Blaze common stock. Based on Brokat's closing price of Euros 119.80 on the Neuer Markt on June 19, 2000, the acquisition is valued at 585.9 million Euros or US$560.5 million. The companies anticipate that the closing will occur at the end of September.
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The acquisition will be submitted for approval by Blaze stockholders and is subject to the satisfaction of regulatory requirements, the listing of the ADSs on Nasdaq and other customary closing conditions.

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Brokat to Acquire Blaze and GemStone
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To acquire privately held GemStone, Brokat will issue approximately 2.4 million of its shares. Based on the closing price of Brokat shares on the Neuer Markt on June 19, 2000, the acquisition of GemStone is valued at 283.5 million Euros or US$271.2 million. Both companies anticipate closing the transaction by the end of September. The acquisition will be subject to a fairness hearing under Oregon law for purposes of a US federal securities law exemption, satisfaction of regulatory requirements and other customary closing conditions.

Neither acquisition is conditioned upon the other. Both transactions will be accounted for under US generally accepted accounting principles as purchases and are expected to be tax free to Blaze and GemStone stockholders.

In connection with the transactions, Boris Anderer, chairman of the managing board of Brokat, intends to move to the supervisory board. Tom Kelly, chairman and chief executive officer of Blaze, will be named chairman of the board of directors of Brokat's U.S. operations. Ken Irinaga, president and chief executive officer of GemStone, will be named a non-executive member of the board of directors of Brokat's U.S. operations.

New CRM and Java Components for Twister

"Through these very timely and strategic acquisitions, Brokat will be able to expand its e-Services platform Twister for important components and technologies into the tremendously important US market," said Stefan Rover, chief executive officer of Brokat. "Indeed, the products of both companies are regarded by industry observers as among the most important technologies in e-business for the coming years, and we are delighted that they have agreed to join forces with Brokat."

Blaze's core product, the Blaze Advisor Solutions Suite (TM), is rules-based infrastructure software used to create personalized e-business solutions. Brokat plans to enhance its e-Services platform Twister with new Customer Relationship Management (CRM) functionality by integrating the Blaze Advisor Solutions Suite. The enhanced platform is being designed to give Brokat customers the ability to react quickly to changing market conditions, competitive information, regulatory issues, and customer information. Flexible e-business applications enable enterprises to apply CRM solutions across multiple channels by leveraging Brokat's Twister support for Web, call centers, cellular phones, and other mobile devices. The unique technology of Blaze Advisor Innovator as
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a part of Twister is planned as a cost-effective means to provide business managers with enterprise-wide control over customer-centered CRM policies.

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Brokat to Acquire Blaze and GemStone
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"We believe that this business combination is a win-win for Blaze's employees, customers, partners and stockholders," said Tom Kelly, Blaze's chairman and chief executive officer. "This is a phenomenal opportunity for Blaze to be an integral component of the launch of a global e-Services platform. Our best of breed rules-based infrastructure has been widely accepted in the U.S., and this combination allows us to continue to expand our products and provides a unique platform to offer our solutions to a global audience."

Through its acquisition of GemStone, Brokat intends to integrate the former's core product, GemStone/J(R), a leading Enterprise Java Beans (EJB) application server for the commercially critical e-Commerce application development market. The result will be e-Business Solutions based on the foundation of the Java 2 Platform Enterprise Edition (J2EE(TM) technology). For more than 15 years, GemStone has helped e-businesses build large-scale, distributed object application architectures for the enterprise. Customers will receive a forward-looking solution, and the entry into the Java technology will be simpler and more cost-effective.

"This acquisition is a tremendous opportunity for both GemStone and our customers," said Ken Irinaga, president and chief executive officer of GemStone. I firmly believe GemStone has the best people and technology in enterprise Java, and this combination will create a new technological powerhouse in the B2B market space. Brokat is an absolutely premier organization with incredibly strong management and vision. GemStone will be proud to become a member of the Brokat family."

Twister Capabilities Expanded and Strengthen US Market Position

"With the acquisitions of Blaze and GemStone, we will expand the Twister functions in the area of CRM. Twister will also now support the industry standard J2EE. This brings the vision of a truly integrated e-business platform into reality," explained Stefan Rover. "This will enable our new organization the types of full service, robust solutions customers have been seeking in this highly competitive e-business space", Rover said.

This expansion will allow businesses to attain flexible, future-secured, and customer-oriented e-commerce solutions. By merging with Blaze and GemStone, Twister's existing strengths in customer connectivity, enterprise integration and a robust application server are significantly extended. Through these enhanced standards, the Twister platform will have a presence outside of its core markets in e-finance and e-commerce.
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"These transactions significantly strengthen our position in the strategically important US market," explained Stefan Rover further. Until now, Brokat was primarily active in applications for the finance industry in the US. In the previous fiscal year, Brokat reached its goal of 11% of its revenues from US sales.

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Brokat to Acquire Blaze and GemStone
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About Brokat Infosystems AG
Brokat is among the world's leading suppliers of software for e-Business solutions, and is the worldwide market leader in the Internet banking segment. A key product is the modular e-Services platform Twister. This far-reaching software integrates existing IT systems and applications within companies, and provides secure links to various electronic channels like the Internet and mobile communications. Twister solutions are currently used by more than 2,000 companies, including Allianz, Axa, Bank of America, Deutsche Bank 24, ABN Amro, Cable&Wireless, Consors, DBS Bank Singapore, Swiss Post, SE-Banken, Toronto Dominion Bank and Union Bank of California. Brokat, founded in 1994, currently employs a workforce of 750 in 15 countries. In calendar year 1999 the Company realized a sales volume of $46 million. Brokat is headquartered in Stuttgart, Germany. Information on Brokat and its products can be found at www.brokat.com.

About Blaze Software Inc.
Blaze Software, Inc. is a leading provider of rules-based e-business software enabling adaptable and personalized interaction that is consistent across all contact points. The Blaze Advisor Solutions Suite, written entirely in Java, is designed to give e-business applications more personalized interaction for users, which can lead to greater customer retention, decreased costs, and increased sales. Blaze applications can be changed on the fly, allowing e-business offerings to respond to changing market conditions, business practices, and customer preferences. Blaze's personalization solutions can be extended easily across contact points (Web, email, call centers) and across processes (customer, employee, partner and supplier). Blaze software powers e-business projects for more than 200 customers in the technology, financial, insurance, manufacturing, telecommunications, and healthcare industries, and Blaze's products are embedded in leading e-business software packages. Blaze Software is headquartered in San Jose, California, and maintains a global network of subsidiaries and resellers in North and South America, Europe, Australia, and Asia. For more information, visit www.blazesoft.com.

About GemStone Systems, Inc.
GemStone, the B2B software infrastructure technology leader, has today's platform for tomorrow's Business-to-Business applications and sites.
GemStone's Java Success technology initiative provides e-businesses with faster time-to-market and enhanced competitive advantage for their Internet marketplaces. The GemStone e-business software solution incorporates industry standards in the most advanced, integrated architecture of any product in its class. GemStone recently introduced its Extreme Clustering(TM) Technology, which has been referred to by analysts as a break through architecture in the
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highly competitive B2B application server space. GemStone's Java-based platforms are customer-tested and proven scalable, secure, adaptable, and reliable. Headquartered in Beaverton, Oregon, GemStone distributes and services it products worldwide through offices in the United States, UK, France, Germany, Sweden, and Switzerland, as well as through a network of distributors. For detailed product and company information, please visit www.gemstone.com.

Brokat to Acquire Blaze and GemStone
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Filings with the US SEC

BROKAT plans to file a Registration Statement on Form F-4 with the US SEC in connection with the Blaze transaction. The Form F-4 will contain an exchange offer prospectus, a proxy statement for Blaze's special meeting and other documents. Blaze plans to mail the proxy statement/prospectus contained in the Form F-4 to its stockholders. The Form F-4 and proxy statement/prospectus will contain important information about BROKAT, Blaze, the Blaze transaction and related matters. Investors and stockholders should read the proxy statement/prospectus and the other documents filed with the US SEC in connection with the Blaze transaction carefully before they make any decision with respect to the Blaze transaction. A copy of the merger agreement with respect to the Blaze transaction has been filed by Blaze as an exhibit to its Form 8-K dated June 20, 2000. The Form F-4, the proxy statement/prospectus, the Form 8-K and all other documents filed with the US SEC in connection with the transaction will be available when filed free of charge at the US SEC's web site at www.sec.gov. In addition, the proxy statement/prospectus, the Form 8-K and all other documents filed with the US SEC in connection with the Blaze transaction will be made available to investors free of charge by calling or writing to:

Brokat Infosystems AG
Christian Polzer
Industriestr.3
70565 Stuttgart, Germany
0049 71178844-415
christian.polzer@brokat.com

Blaze Software, Inc.
Gary Shroyer
Investor Relations Department
150 Almaden Blvd.
San Jose, CA 95113
(408) 535-1757

In addition to the Form F-4, the proxy statement/prospectus and the other documents filed with the US SEC in connection with the Blaze transaction, Blaze is obligated to file annual, quarterly and special reports, proxy statements and other information with the US SEC. You may read and copy any reports, statements and other information filed with the US SEC at the US SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the other public reference rooms in New York, New York and Chicago,
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Illinois. Please call the US SEC at 1-800-SEC-0330 for further information on public reference rooms. Filings with the US SEC also are available to the public from commercial document-retrieval services and at the web site maintained by the US SEC at http//www.sec.gov.
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Brokat to Acquire Blaze and GemStone
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Solicitation of Proxies; Interests of Certain Persons in the Transaction

The identity of the people who, under SEC rules, may be considered "participants in the solicitation" of Blaze stockholders in connection with the proposed merger, and a description of their interests, is available in an SEC filing on
Schedule 14A made by Blaze on June 20, 2000.

Forward-Looking Statements

This release contains statements that constitute forward looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are statements other than historical information or statements of current condition. These statements appear in a number of places in this release and include statements concerning the parties' intent, belief or current expectations regarding future events, including: the transactions; other transactions to which the parties may be a party; competition in the industry; changing technology and future demand for products; changes in business strategy or development plans; ability to attract and retain qualified personnel; worldwide economic and business conditions; regulatory, legislative and judicial developments; financing plans; and trends affecting the parties' financial condition or results of operations. Forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward looking statements as a result of various factors. Although managements of the parties believe that their expectations reflected in the forward looking statements are reasonable based on information currently available to them, they cannot assure you that the expectations will prove to have been correct. Accordingly, you should not place undue reliance on these forward looking statements. In any event, these statements speak only as of the date of this release. The parties undertake no obligation to revise or update any of them to reflect events or circumstances after the date of this release, or to reflect new information or the occurrence of unanticipated events. Readers are referred to Blaze's Annual Report to Stockholders and BROKAT's and Blaze's other filings with the US SEC for a discussion of these and other important risk factors concerning the parties and their respective operations.

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Contacts:
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
Brokat Infosystems AG            Blaze Software, Inc.        GemStone Systems, Inc.
Ed Trissel                       Scott Marx                  Lillian Tsai
Hill & Knowlton, Inc.            the blue shirt group        Dir. Marketing Communications
(212) 885-0517                   (415) 217-4964              (503) 533-3888
etrissel@hillandknowlton.com     scott@blueshirtgroup.com    lilliant@gemstone.com
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